Saia Inc. – Saia – Earnings Conference Call Transcript – 04/25/2025 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Chris Wetherbee - Wells Fargo

Jon Chappell - Evercore ISI

Jordan Alliger - Goldman Sachs

Fadi Chamoun - BMO Capital Markets

Tom Wadewitz - UBS

Scott Group - Wolfe Research

Jason Seidle - TD Cowen

Daniel Imbro - Stephens

Ravi Shanker - Morgan Stanley

Matt Milask – Stifel

Brian Ossenbeck - JP Morgan

Brandon Oglenski - Barclays

Richa Harnain - Deutsche Bank

Bascome Majors - Susquehanna

Ken Hoexter - Bank of America

Stephanie Moore - Jefferies

Chris Kuhn - The Benchmark Company

Operator

Welcome to the Saia Incorporated First Quarter 2025 Earnings Conference Call.

[Operator Instructions]

I would now like to turn the conference over to Matt Batteh, Saia's Executive Vice President and Chief Financial Officer. Please go ahead.

Matthew Batteh

Thank you, Michael. Good morning, everyone. Welcome to Saia's first quarter 2025 conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should note that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Frederick Holzgrefe

Good morning, and thank you for joining us to discuss Saia's first quarter results. To open the year, we experienced first quarter records for revenue, tonnage and shipments on one less workday than in first quarter of 2024, with growth driven primarily by ramping terminals opened in the last three years.

Our first quarter revenue of $787.6 million increased from last [year's] first quarter by 4.3%. The growth we experienced was concentrated in our newer markets, where we were pleased with customer acceptance.

Going into the year, our business plans for 2025 are focused on execution and leveraging the investments we've made in our network over the last several years. We expected the macro environment to remain somewhat muted or at least consistent with what we've seen over the last two years. As we approach the end of April, the backdrop is notably different. Historically, we've typically seen seasonal increases in shipments and tonnage of approximately 3% to 4% from February to March. In facilities opened less than three years, we saw the 3% sequential improvement. In legacy facilities, shipments were actually down slightly February to March. This year, shipments in total for the Company were only modestly improved from March to April, which we attribute primarily to the uncertain macro environment. Customers, although satisfied with their service and valuing our network expansion, appear cautious in the current backdrop and are taking a wait-and-see approach. We estimate the revenue impact of the sub-seasonal trends to be approximately $25 million to $40 million.

While the first quarter is typically impacted by adverse weather events, this year's disruptions proved more challenging in both magnitude and geographic location. Winter weather in the Southern part of the country prompted closures and limited operations in some of our most dense and profitable regions. We experienced significantly more closures in terminals with limited operations in 2025 compared to the first quarter last year, with substantial impacts to our Atlanta, Dallas, and Houston markets in 2025. We estimate that the impact of weather to our operating ratio for the quarter was approximately 25 to 75 basis points.

Our first quarter operating ratio of 91.1% deteriorated by 670 basis points compared to our operating ratio of 84.4% posted in the first quarter last year.

We remain intently focused on our pricing and mix optimization initiatives. We're encouraged to see weight per shipment trend in a positive direction sequentially. Additionally, we saw proportionately more growth in our ramping markets, or those opened since 2022, which, while great to see, can be challenging as they're relatively less profitable compared to the legacy markets. At this stage, it is critically important that we maintain and continue to improve our service levels. Customers value certainty and reliability in their supply chain, and we believe that we're well-positioned to provide that service. Contractual renewals averaged 6.1% in the quarter, reflecting our customers' belief in the high quality of service that we continue to provide. However, as the environment has impacted our performance, we are focused on improving our service levels while also managing controllable costs and productivity.

Moving forward, we'll continue to do our part for customers by providing great quality and differentiated service to justify pricing changes as are necessary to run our business.

Now, I'll turn it back to Matt to walk us through some key expense items for the quarter.

Matthew Batteh

Thanks, Fritz. First quarter revenue increased by $32.8 million to $787.6 million, a record for any first quarter in the company's history. Fuel surcharge revenue remained flat, increasing by 0.2%, and was 15.1% of total revenue compared to 15.7% a year ago. Revenue per shipment, excluding fuel surcharge, increased 2.3% to $300.76 compared to $293.96 in the first quarter of 2024, and increased 0.5% sequentially from the fourth quarter of 2024.

Yield, excluding fuel surcharge, declined by 5.1%, and yield decreased by 5.8%, including fuel surcharge, reflecting the inverse relationship between weight per shipment and yield, as a heavier weighted shipment typically drives a lower yield. Tonnage increased 11.0%, attributable to a 2.9% shipment increase and a 7.8% increase in our average weight per shipment. Length of haul increased 1.9% to 905 miles.

Shifting to the expense side for a few items to note in the quarter. Salaries, wages, and benefits increased 13.9%, which is primarily driven by a combination of our employee headcount growth of approximately 8% year-over-year and the results of our July 2024 wage increase, which averaged approximately 4.1%. The growth in headcount is primarily related to the opening of 21 new facilities in the past 12 months, resulting in over 500 new employees comprising more than $10 million in additional wages and benefits for the first quarter compared to last year, in addition to the increase in volume compared to prior year. Also impacting this line item was increased employee cost to keep the network fluid and provide service to our customers during the winter weather disruptions.

During the quarter, we ran extra line-haul miles and leveraged purchased transportation post-storms to keep the network running effectively. We also ran extra dock operations over some weekends to ensure customers' freight was minimally impacted by weather disruption. In addition, other employee-related costs increased, including workers' compensation and healthcare costs.

Purchased transportation expense, including both non-asset truckload volume and LTL purchased transportation miles, increased by 14.0% compared to the first quarter last year and was 7.6% of total revenue compared to 7.0% in the first quarter of 2024. Truck and rail PT miles combined were 12.4% of our total line-haul miles in the quarter.

Fuel expense increased by 1.4% in the quarter, while company line-haul miles increased 8.6%. The increase in fuel expense was primarily the result of an increase in line-haul miles run, partially offset by national average diesel prices decreasing by over 8.5% on a year-over-year basis.

Claims and insurance expense increased by 23.4% year-over-year. The increase compared to the first quarter of 2024 was primarily due to increased claims activity, as well as development of open claims and increased cost per claim.

Depreciation expense of $59 million in the quarter was 20.9% higher year-over-year, primarily due to ongoing investments in revenue equipment, real estate and technology.

Compared to the first quarter of 2024, cost per shipment increased 9.4%, partially due to increased salaries, wages and benefits to support a broader network of terminals, in addition to the effect of sub-seasonal March impact on volumes. Additionally, cost per shipment was affected by the impacts from the winter storms on network operations, including increased mileage and associated operating expenses to maintain network fluidity. In addition, a step-up in depreciation from the opening of 21 terminals and the largest equipment investment in company history over the last 12 months also contributed to the increased cost per shipment.

Total operating expenses increased by 12.6% in the quarter, and with the year-over-year revenue increase of 4.3%, our operating ratio deteriorated to 91.1% compared to 84.4% a year ago. Our tax rate for the first quarter was 24.0% compared to 23.7% in the first quarter last year, and our diluted earnings per share were $1.86 compared to $3.38 in the first quarter a year ago.

I will now turn the call back over to Fritz for some closing comments.

Frederick Holzgrefe

Thanks, Matt. While there are challenges associated with the underlying environment and weather events in the first quarter, there are signs of continued progress being made as a trusted carrier for our customers, as we continue to provide a high level of service across the national network. As always, we remain intently focused on the long-term opportunity to enhance our service offering and coverage for our customers while delivering significant long-term value to our shareholders.

While the 21 terminals opened in 2024 have all been open less than a year, we're beginning to see the benefit of a national network that allows us to serve our customers' needs more immediately than has been the case in the past, evidenced by our shipment growth in those new markets. The markets opened in 2024 represented the majority of our shipment growth compared to last year, but these markets operated at roughly breakeven in Q1 of 2025. We do not open these terminals for growth in the next month or next quarter, rather, these are long-term investments that allow us to provide service to our customers nationwide.

As each month passes, we continue to build density in these markets and improve operational efficiencies, which will continue to drive long-term value. As we look forward, we'll continue to manage through the macroeconomic environment, looking to adjust our cost structure and adapt to the changing landscape across our network, all while maintaining our focus on the customer. Through discussions with our customers, it’s no surprise to hear the hesitation and uncertainty around the macroeconomic backdrop. We remain close to our customers and feel strongly that we will be well-positioned to provide solutions in an ever-changing supply chain.

The first quarter represents certain challenges that are somewhat out of our control. However, we do not see any evidence that would suggest that there is not a significant long-term opportunity for Saia. In this environment, we continue to commit to providing an exceptional product to our customers, while at the same time continuing to maintain and enhance a very competitive cost structure.

Over the long-term, we remain confident in our value proposition and the organic growth story that is Saia, as well as the benefits that we will add to our customer and the growth and performance of our company over time.

We're now ready to open the line for questions, operator.

Operator

[Operator Instructions]

The first question comes from Chris Wetherbee with Wells Fargo. Please go ahead.

Chris Wetherbee

Hey, thanks. Good morning, guys. Maybe a question first, big picture, on pricing. I want to get a sense of how you view the current pricing environment, obviously, some of the yield metrics it could be pressured by mix, but I'm curious how you guys are thinking big picture about pricing first.

Matthew Batteh

Hey, Chris. Yes, it’s important to note the weight per shipment impact on yield, I know we've talked before about our focus on revenue per shipment. So, the yield metrics have that weight per shipment component. I mean for us, we're focused on pricing, no different than we have been in the past. Certainly, with the capacity environment the way that it is, we see customers choosing other options in certain instances when we're taking rate increases. But we view the environment the same as it has been before. Everyone's acting as we would expect. We maintain our focus on it. So, nothing different from us in that regard. Of course, customers always challenge the pricing increases that we propose. And with a looser capacity environment, that gets a little bit louder, but no difference in focus from our side.

Chris Wetherbee

And then maybe just a follow-up on that. So, if we look at weight per shipment was up sequentially, length of haul was up sequentially and then revenue per shipment was pretty close to flat. It was up a little bit from 4Q to 1Q. So, I guess when you think about what are the drivers within mix there that are kind of offsetting some of those, what should be fairly positive factors to revenue per shipment ex-fuel?

Matthew Batteh

Well, as Fritz noted in his comments, the vast majority of the growth for us is coming from these ramping markets or those that have opened in the past three years. And the vast majority of that growth is coming from existing customers that we already work with. So, there's rates in place with them. And each month that passes, we're finding out more about the mix that we handle for them and the pricing opportunities that we handle with them.

So, as we go into these markets, our lead list is our existing book of customers and we're winning some heavier weighted share in those markets. And we understand where our opportunities are and we're not going to handle business that doesn't work for us. But mix in those markets can be a little bit different than what we handle in our legacy and that's something about going into new markets and learning more about what we handle for customers in different geographical locations.

Chris Wetherbee

It still feels like you have the opportunity to reprice that business after you onboard it, see what it is and ultimately address it as we move forward through the rest of this year.

Frederick Holzgrefe

Chris, I think if you just look at our top line metrics, right, we recognize that the entire book of business relative to peers and folks that have mix of business, weight per shipment, length of haul, similar or even different than ours, that there is an opportunity for us to continue to make sure that we get paid for all the service that we're providing. Our service is really good, and we feel like we should be able to continue to push this to market. And we look around and we see that there are opportunities for us to continue to push that. We're unrelenting about that. Just this environment right now, people have choices. For the balance of this year, and I'm sure for the next couple, we still have runway around that, and we're focused on that opportunity.

Chris Wetherbee

Appreciate the time. Thank you.

Operator

And your next question comes from Jon Chappell with Evercore ISI. Please go ahead.

Jon Chappell

Thank you. Good morning. Matt, trying to put a little bit of a pin on the sub-seasonal trends, you were expecting 30 basis points to 50 basis points of OR deterioration 4Q to 1Q. Fritz said weather was 25 to 75, so let's call that 50. So, let's say weather, you strip all that other stuff out, it feels like the sub-seasonal trends was about 300 basis points. So, as we think about April 2Q and really going forward for the rest of the year, absent some return to seasonality or even kind of a catch up, is this 1Q OR kind of the starting point on how we think about the OR cadence going forward? Or do you think that this is a very low bar for 1Q and there's a lot to catch up in 2Q and going forward?

Matthew Batteh

Well, I'll start here and then Fritz can chime in too. I mean, if you look at when we talked about January and February, we've talked [for a] long [time] about how March is really the make-or-break month for the quarter. And it historically is. We always have some weather, this year was more challenging just in magnitude and location, but there's always weather and typically March just makes up for it. And we were planning for a seasonal step up in March, and like Fritz said, we got that in those ramping markets. But when it doesn't come in the legacy markets, it's just tough to take the cost out in a quick 30-day time period, right? We weren't expecting a lack of step up from that seasonal point.

Obviously, there's a lot going on in the macro and that remains uncertain. I wish we had a crystal ball to be able to say what that looks like. I mean, April to date, we're seeing sub-seasonal trends as well. So, I don't think anything stands out to us that would say that that's better right now until we see more of that on the ground. But from our view, March sub-seasonal trends and how they're tracking in April is pretty similar. There's a lot going on from the customer side right now.

Frederick Holzgrefe

Yes, I think I would clarify one point that we're making on the weather. The 25 basis points to 75 basis points is really about what we would say. We always have weather in the first quarter. The 25 basis points to 75 basis points is the incremental impact or the "how much worse than normal" impact. So, it's always there. And to be quite honest with you, when you're in the freight business and you're running the network cross-country, you're always going to have weather. What was unusual about this is when you have our best operating part of the company shut down, that's an impact for us. And that's the only reason why we called that out, sort of life in the big city for us. I think the challenge though from, as Matt was pointing out, when we didn't see that sort of seasonal pickup from February to March, that didn't give us the opportunity to pick that up, right, or to recover, if you will, from the January-February piece.

As we look forward, as we plan and operate the business, we looked strictly at what March looked like and we said, all right, we've got to plan our model around March going forward. We haven't really seen a step up into April. And we're not going to predict May or June or, frankly, the rest of the year. We're very focused on getting this back to some normalcy around this. So, obviously, when you look at Q1 to Q2 and you take out the weather, we're going to be at a run rate that I think it's not where we want to be, but it's better, right? We operated in March sort of sub 90, right around 89 with no changes, and I think that probably runs into Q2. That's kind of what we're managing. We'd like to get to that kind of a number for the full quarter, but we'll see how that plays out. Certainly, we're taking cost actions where we can. But at the same time, it's important that we maintain the long-term structure and opportunity for the business.

Jon Chappell

That leads right to my follow-up, Fritz. I mean, Matt did say when you don't get that seasonal improvement in March, it's kind of too quick for you to make cost adjustments. But here we are now almost through April, it sounds like it hasn't gotten any better. Of course, nobody knows where we're going from here, but certainly more concern about the macro than at three months ago. When do you start taking some of those cost actions, and what could they be, to maybe manage into a slower demand backdrop beyond just a two-month period?

Frederick Holzgrefe

Yes. The cost actions are, of course, in flight. And one of the things you have to do in the LTL business, you have to match labor with what the available freight is, both in, frankly, our legacy markets and new markets both. Some of our network planning initiatives, we're pulling those forward and implementing those around how do we optimize the now national network. Those are in flight. We are looking at how can we reposition parts of our company to more closely and better serve customers. At the same time, there's a cost benefit that comes out of that.

So that's kind of built into what our planning is right now. We feel like the fruits of those sorts of changes will happen a little bit into this quarter and into the balance of the year. So, it's just all about matching our cost structure with what our customers need alongside of what we need to do to continue to drive performance in the company.

Jon Chappell

Okay. Thanks, Fritz. Thanks, Matt.

Operator

The next question comes from Jordan Alliger with Goldman Sachs. Please go ahead.

Jordan Alliger

Yes, hi, morning. Just two questions. One, how far forward do you have visibility on volume, and what, based on whatever that visibility is, are your customers telling you? And then second, you still have 13% or so tonnage growth in the quarter, which wasn't enough, obviously. What, as an entity, kind of volumes on that front, or how do we think about to get you back on track seasonally from an overall volume perspective? Thanks.

Matthew Batteh

Hey, Jordan. To answer the first part, we have a robust forecasting process, but I think as everybody well knows, the news changes frequently. And so when we hear from our customers, like Fritz said in the script, there's hesitancy. They're trying to understand how long the potential changes can be in place for. Supply chains are years in the making, so it's sometimes hard to flip overnight. I think it's that wait-and-see approach. So, I think it remains to be seen. But depending on how long impacts last, I think that's part of it. And we're planning, right? We're understanding that and we're forecasting and doing scenario modeling, just like everybody else is.

And then on the tonnage side, the tonnage growth and the shipment growth really came from these new markets, those that have been open over the past three years. So those are operating roughly breakeven. We're not getting that seasonal lift in the growth from the legacy markets, which are our best operating. We've been in those markets for many years, really great density. So, you can't just take the volume and the tonnage growth in isolation, because where it's coming from, that matters.

Frederick Holzgrefe

And I think I would add Jordan, is that, listen, we’ll continue, those new markets, they’re going to continue to get better. And I would expect through Q2 that we'd start seeing some of those in the black because we're going to be going over the one-year mark for them. So that's great, what you would expect, particularly in a tough environment. For the balance of the business, the focus has got to be what's the available freight, what are we hearing from customers and making sure that our operating model matches that.

When you don't have seasonal pickup, this may be hard to believe, but when you don't see volumes going from February to March, the ability to adapt to that within a matter of days, it's pretty challenging, right? If you go to a customer and you're expecting three pallets to pick up and you get one, well, you have still the same driver that's there and you have significantly less revenue. So, you make the adjustment to how do you schedule your pickup and delivery operation to take care of that situation, right? So, you're reducing the number of hours. And those are all things that we have to do, and are doing, March into April and to the balance of the year.

As we look forward, we see what our customers are telling us, but then it's like, all right, this is what they think right now. They're uncertain. They're making decisions based on a very short-term sort of focus. And we've got to get ourselves aligned to that as well, which I think we are, and just be in a position to meet their expectations when they need it, depending on where it goes. I'll tell you what is really important to not lose sight of in this situation is the reason why we invested in the national network. When the economy does settle and things spring the other way, we will be in a position to capitalize on this. And we can't lose sight of that in a tough environment for two months.

Jordan Alliger

Just a real quick follow-up, and I apologize if you said this already. On the legacy terminals, the older terminals, can you give a sense of what was the year-over-year tonnage or shipment growth in those terminals, year-over-year as opposed to seasonal sequential?

Matthew Batteh

On the legacy ones, I mean the shipments in those markets are down. Our legacy book of business is looking like the peer set in the macro right now. So, year-over-year in February and March, our legacy shipments were down in those markets.

Jordan Alliger

Thank you.

Matthew Batteh

Sure.

Operator

And your next question comes from Fadi Chamoun with BMO Capital Markets. Please go ahead.

Fadi Chamoun

Thank you. Good morning. I wanted to dig a little bit into the mix because, first, last year for the most part of it, it was lighter weight shipment mix challenging. And then it feels like in Q4 and Q1, we very quickly switched into a very heavier type of weight per shipment, which is supposed to be margin accretive typically, but it wasn't. And it looks like, if I look at the revenue per shipment, the weight, the length of haul, realized pricing in Q1 was negative. And I know you mentioned price renewal was plus 6, but I'm trying to reconcile these things. How would you describe the characteristics of this freight that is entering the network right now, heavier freight, but not accretive freight? I'm just trying to reconcile all of these things and why we're not really seeing a much better effect overall on the growth and profitability.

Frederick Holzgrefe

Yes. Fadi, it's a good question. I mean, there's a variety of factors there, right? The weight per shipment is a positive trend for sure, but heavier weight per shipment at times does have more difficult handling characteristics. So, it does attract some additional costs. So, it's not a complete flow through. But it's positive in general, so I think that's good.

I think what impacted us probably more significantly in the quarter is not seeing the step up in revenue in those legacy facilities. So, we got all the growth, came from the new markets, right, which is good, somewhat attractive weight per shipment and margin structure in immature facilities. So, you have our line-haul costs associated with those are higher than anything else, so the growth is all there. So, the relative contribution of that new freight mix is not what we'd hoped, right, but that's part of the start-up. Meanwhile, the facilities that have been open for three years or longer, we actually saw declines in March and a bit in February, right? And that's tough to overcome, and that's where we're trying to adjust the cost structure to match that more closely and to build the efficiency more generally across the whole network.

So, I think there's several factors in there. I think the top line trends are important and they're good, but a big part of our footprint is now in a more start-up mode, that can be challenging to overcome on the margin side.

Matthew Batteh

If you think about those locations, Fadi, we're not running as many directs out of those new geographies. So higher weighted shipments, generally, yes, we prefer those, but you also prefer them in the legacy markets because you get more efficiencies out of those. Our newly opened markets, they're often running back to a break to consolidate freight, so there's typically more handling involved with them. So, where it comes from matters. In this instance, the legacy parts were down. So, you see from that.

Frederick Holzgrefe

And when you expand that further, so if you run that through a legacy break operation, so that legacy break operation, its core local business is down year-on-year. You don't have the opportunity to optimize cost quite a bit because you've got to keep your labor in place to be able to handle freight that actually passes through the facility rather than just picked up or delivered from that facility.

Fadi Chamoun

Okay. And maybe you've answered it partially, but specifically how should we interpret this realized pricing seems negative when in reality you're saying pricing renewal is quite strong.

Frederick Holzgrefe

Well, there's a really important point that the contractual renewals, that's a great sort of metric that's out there, but that assumes that that mix of business that came along with those contractual renewals is exactly what we get. And I think right now what you see is customers have options, so our realization of what we're getting on contractual renewals is, it's not one for one, it's obviously less. So, we provide that, just to give you an indicative view of what the pricing environment looks like, but our actual realization will likely always be different.

Fadi Chamoun

Thank you.

Operator

And your next question comes from Tom Wadewitz with UBS. Please go ahead.

Tom Wadewitz

Yes, good morning. I want to try to get a sense of, and I'm sure this is hard to do, but how much of the path to improvement in OR, I'm sure you're not satisfied with the go forward of an 89 OR and would want to focus on improving that. There are other factors, like service, you want to maintain, but how much is the path to improvement off of what you talked about, with I think margin in 89, is purely driven by freight market improvement and beyond your control, obviously, you don't control tariffs and freight economy and uncertainty and all of that, and how much do you think is in your control that it's like, hey, we just need a bit more time to right-size the resources?

Because I think you guys are good at that, historically managing your cost structure and pickup and delivery routes and that would be something that could be in your control. Maybe there's some other things on mix management that are in your control. So, I just wanted to see if you could offer some thoughts on OR and what's "you're just waiting for freight" and what maybe you can work on.

Frederick Holzgrefe

Tom, that's a great question. I mean internally, the way we think about this, and this is important, we're very, very focused on the things that we can control inside the company. So that's things like on time for the customer, claims ratios, all those things. Those are things that we can deal with. Cost structure are things that we can deal with. You know, do we get to a market in which we think the long-term opportunity of the business is a 75 OR, or better perhaps, right? We're going to need market help for that, right? In the environment that we're in right now, there's not a path on the cost side that gets us there. Can we see continued OR improvement on a modest level from here into the balance of the year? Yes, there is going to be some cost levers that we're going to take advantage of and there are ones that will hopefully be able to improve service at the same time that we reduce costs.

Those are things that we can deal with, but they're not sequential. If you look at our cost structure relative to the competition or the public peers, this is a top line opportunity for us. And, yes, there's some cost things that we're going to deal with, but I don't think that that's going to be the path to the lower OR that we want and think we can achieve. In the short-term, there's certainly things we're going to do. We're not quite ready to identify what the magnitude of that is, largely because I think there's a fair amount of uncertainty around what we think the market is going to do even through the quarter. We're focused right now and saying, listen, there's not a change from today around the market. We're not expecting some big step up in the second half of this quarter or the next 90 days or anything. We're saying, listen, we’ve got to manage from this point and focus on the things that we can control.

Tom Wadewitz

Okay. Yes, great. That makes a lot of sense. I think for the follow-up, I know you been asked on pricing a bit, but it seems to me like the kind of construct you could say, hey, LTL pricing discipline, but, obviously, it is cyclical. So, if you thought market pricing was going to be 4% to 5% this year and a weaker freight backdrop, maybe it's lower than that, maybe it's 2% to 3%, maybe it's flat. I don't know. How do you think about that? I mean, it does seem like the market that you compete in, market pricing is probably softer, but do you think that's the right way to look at it? Do you think it goes negative, or you can't get as much price, but still positive?

Frederick Holzgrefe

Oh, I think it's positive. Listen, it's fundamentals. Even in the fact that the tonnage profile across the industry right now is soft, right, I mean, you just look at what's been reported. The cost structures are all still inflationary, right? And I think that there's not really a path that makes a lot of sense where you cut rates to try to fill up volume and all that. These businesses are capital intensive, and they require return. So, I would expect to see the pricing environment to remain stable. People will be rational around it. Now is that going to maybe be the stronger end of that? I think it's probably less likely, just by the nature of that folks have options right now. But I don't see a situation where that turns negative, by any stretch. It just may not be what it has been at the same rates in the last number of years.

Tom Wadewitz

Right. Okay, great. Thank you for the time.

Operator

And your next question will come from Scott Group with Wolfe Research. Please go ahead.

Scott Group

Hey, thanks. Good morning, guys. So, I didn't hear yet the March and April tonnage. And then, I know you don't typically do this, but one of the other LTLs does, and I think it's helpful, that 89 OR you're talking about for Q2, what's the revenue assumption embedded within that?

Matthew Batteh

Hey, Scott. So, I'll give the update on the shipments and tonnage for the month. March was up on shipments 2.8%, and tonnage up 12.3%. And then month to date in April, and this is not Good Friday adjustment, just overall, shipments are tracking down about 2%, tonnage up 5%.

And then on the second piece of it, we don't give a revenue guide, but what our assumption is right now is that we're not really seeing anything in April that would tell us that seasonality is back in check or anything like that. So, our modeling assumptions right now are what we're seeing in April and what we saw in March, just continues on until we see otherwise on the ground floor. And we talked about, we stay very close to our customers, and conversations with them reflect that, of understanding what the environment looks like, how to plan their supply chain. So that's what we think about right now, and we remain close to them. And to the extent that it changes up or down, obviously, we manage to that. But we're not seeing anything right now that would tell us to model anything substantially better.

Scott Group

Okay. And Matt, you had a comment. A lot of this new business is coming on from existing customers and we already have contracts in place with them. And maybe I'm not understanding this right, but like isn't every terminal and every shipment have different characteristics in terms of costs, and so don't they all need to be priced differently rather than more of like a blanket price?

Matthew Batteh

Absolutely. And don't take my comment, Scott, as a blanket price. My comment around that was when we price out a customer's business, we are providing rates in the new markets, and we have been. It doesn't mean that we get that volume right away or have handled it historically. So sometimes when it comes on board, characteristics may be different than what we assumed or different than what we handle for them in a different market. And we absolutely have the opportunities to go back and have different conversations.

My point around that is that our lead list, when we open new markets, is to go to our customers and say, hey, we're doing a great job for you in our legacy Texas market. Can we provide a solution for your freight needs in some of these other markets? And they turn us on. But sometimes we find out that the characteristics are different. And what we view is across our total book, and that's publicly available data, we know that there's a pricing opportunity. So that was what my comment was around that.

Scott Group

Okay. And then maybe just Fritz, if I can, just take a step back, big picture. I know we're talking about March tonnage wasn't as good as we thought, but when you look at it, and cost per shipment is up 9%, and revenue per shipment is up 2%, right? That's a really big spread. Is the fix getting cost down? Or is it getting rev per shipment up? And realistically, does this take quarters or does this take years to start getting back to a positive spread on revenue per shipment versus cost per shipment?

Frederick Holzgrefe

Yes. It's not years. Certainly, I think you have to think about, you know, we detailed for everybody what the cost increases were year-over-year. And if you disaggregate that, you would see there's a big chunk of headcount that got added that is related to facilities that have been opened in the last year. So, as you mature those facilities, the returns on that investment, unfortunately, we can't calibrate down salaries and wages in new markets to match what that growth looks like necessarily, so there's a start-up period there. So that gets better. The other big element that's in there is that you have a big step up in depreciation. If you look at over the last couple of years, our increases in the size of our fleet, to be able to match all the growth that we had, that's an important step.

So, I think we'll see, as we continue to maybe get in a more certain environment, I think we're in a position where in a matter of quarters we're seeing that relationship grow back to where we feel a little bit better about it. I don't know that Q1 portends a trend for forever. I mean if you just seasonally look at our sort of cost structure, we know that if we get any kind of lift there, we know how to leverage that pretty quickly. So, yes, I think it's a matter of time. I don't think this is a year sort of exercise. In the environment that we're in right now, I'm not willing to predict that with certainty, and I'm certain you're not in a position to be able to predict with certainty either what the market is going to look like over the next three, six, nine months. So, if we return back to a little bit more normalcy, maybe this speeds up.

Matthew Batteh

And on a cost per shipment basis, I mean, obviously, like we talked about, it's tough to pull the costs out that quickly when the seasonal step-up doesn't come. But if we go back to sort of the '22 time period, our cost per shipment is only up a little bit from that period. So, we certainly have the opportunity there, but the shipments and tonnage were still up in Q1, so we have to handle that freight and do a great job for our customers. But our cost structure is still really good, and our opportunity remains on the pricing side.

Frederick Holzgrefe

Pricing and mix of business.

Matthew Batteh

Absolutely.

Scott Group

Okay. All right. I think I understand. Thank you, guys.

Operator

Your next question comes from Jason Seidl with TD Cowen. Please go ahead.

Jason Seidl

Yes, guys. Morning, Fritz and team. Wanted to follow-up on Tom's pricing questions. When was the last time you saw flat pricing? And then as a follow-up, can you walk us through the percent of your business that's going to reprice on the contractual side in 2Q?

Matthew Batteh

Hey, Jason. Pricing wasn't flat. I mean, on a Q1 versus Q1 basis, revenue per shipment ex-fuel is up 2.3%.

Jason Seidl

No, no, I'm aware. I'm looking for when is the last time in your business that you saw flat LTL pricing?

Matthew Batteh

I don't know. We have to go back and look at that.

Frederick Holzgrefe

We don't have that readily available.

Jason Seidl

It’s a ways back, I would imagine.

Matthew Batteh

Yes. I mean to Fritz's point earlier, the underlying nature of this business is inflationary, it's expensive to run an LTL network. And then on the second part of that, in terms of the contractual renewals, I mean, our contracts renew pretty ratably throughout the year. There's no one bid season. At times, maybe you see a customer go out to bid more when the environment is a little bit looser, but our contracts renew pretty ratably throughout the year.

Jason Seidl

Okay. That makes sense. And then I wanted to clarify, you talked about shipments were down in March and then I think you said that April is sub-seasonal as well. Is that implying that you're seeing shipments down in April?

Matthew Batteh

That's right. Month-to-date shipments year-over-year are tracking down about 2%. Now that does have Good Friday in it. So, if you adjust, it maybe comes back a little bit. But, yes, that's right.

Jason Seidl

But still down with the Good Friday count?

Matthew Batteh

It's down overall if you don't adjust for it. And if you adjust for Good Friday, maybe you get it back to flattish, but similar trends to what we were seeing.

Jason Seidl

Okay. That makes sense. And maybe if you can just humor me on the CapEx side. I know you cut it. I wonder if you could bucket where you made the big cuts in?

Matthew Batteh

Sure. I mean, revenue equipment and equipment overall is mostly in. I mean, we brought revenue equipment in earlier in the year to prepare for peak. And that really, on the depreciation side, hits more of the legacy markets. That is an investment to support the legacy markets and the new, but it's mostly in the legacy side. So, most of the equipment is already delivered and in-service. We’ll have a little bit that still comes through. The changes were more on the real estate side, and we closely look at projects and evaluate them, make sure that we understand the market dynamics and the return. And it's not that we're not going to do these projects. We're just deferring them out, kicking them out a little bit. So, the real estate is really the genesis of that.

Jason Seidl

All right. I appreciate it. Thank you guys.

Operator

Your next question comes from Daniel Imbro with Stephens. Please go ahead.

Daniel Imbro

Hey, good morning. Thanks for taking our questions. Maybe to Fritz, a follow-up on the sub-seasonal volume commentary. I think you said March shipments were down in legacy shipments month-over-month. That is weaker than some of the peers have talked about. So even in a weak macro, it feels like maybe you guys underperformed a little bit from February to March. I guess, can you talk about why you think that shipment growth underperformed? Were there service issues in March that you would point to? Just curious. And if there were service issues, Fritz, I guess, how do you fix that while controlling costs?

Frederick Holzgrefe

Yes. I’m not aware of any service issues. I think we've done a pretty good job through this time. I think one of the things that’s really important in this business, there are a lot of variables that kind of puts and takes around monthly, daily, weekly volume. So, I don't know that I have a specific call-out to explain why we might be slightly below what somebody else is doing. I look more at what the broader trend was, is that legacy markets, yes, they were down. It could be as simple as we had a little bit of weather again in March. The fact of the matter is we have to continue to serve customers, and we’ve got to make sure we have the cost structure in line with it. So as much as there may be an underlying trend in there to explain that I don't have a call-out for you. I just know what we're focused on.

Daniel Imbro

Okay. And then maybe on the cost side, I guess, Matt, digging into it, I'm trying to understand the magnitude of salary wages and benefits deleverage, you called out like headcount was added in the back half or added mostly for new facilities, but that was there in the back half of last year. In the back half of last year, I guess, SWB only de-levered like 200 basis points, and that doubled in the first quarter. So, can you just unpack maybe the drivers of that?

Frederick Holzgrefe

Just remember, what we also just told you is that shipments in our legacy facilities were down year-over-year, right? So, the ramping markets, yes, we added the heads. They got a little bit better in Q1, but when you don't have the same growth in the legacy markets, you're inefficient in a short-term period of time, where you can't de-lever the cost structure to match shipments down in those markets, right? So that's really more of the story there.

Matt, you probably have something to add.

Matthew Batteh

Yes, the same as the other piece, right, geography matters. In those markets, you don't have as dense of a customer base. You're not necessarily getting 10 shipments to pickup at some of the locations. It's a brand-building exercise. It's important to keep in mind, I mean, the 2024 openings, they didn't start until April last year. So, they haven't even been open a year through the first quarter. So that's where the growth comes from. They're going to continue to grow market share and continue to be more efficient and improve. But when you don't have that same pickup and a little bit of that divergence between the ramping markets and the legacy, that's where that comes from.

Daniel Imbro

And Fritz, to understand your cost comment there, so the fix here is just we wait for volumes to improve. You're not looking at adjusting the cost structure down, I guess, to match the soft macro.

Frederick Holzgrefe

No, no. Let's be 100% clear, right. We never said we're not looking to adjust the cost structure. We absolutely look to make sure the cost structure matches what's available in the market. And you've got to reduce the number of hours you’ve got to make sure your load averages are good. You’ve got to make sure your dock operations are scaled appropriately to match. So, yes, please do not infer that I said that there was any situation that we would not be considering cost.

Daniel Imbro

Great. Thanks for the color.

Operator

Your next question comes from Ravi Shanker with Morgan Stanley. Please go ahead.

Ravi Shanker

Great. Thanks. Good morning, everyone. If I can ask a previously asked question another way. How confident are you that the industry volume weakness you're seeing is purely cyclical or macro-related versus maybe share shifts away from larger carriers to smaller private ones, or maybe volumes leaving LTL going to the TL market?

Frederick Holzgrefe

Yes, like you, or maybe you have access to this, I don't necessarily see the private company data anywhere so I can't really opine on what their business looks like. I'm sure they're getting some of this as it moves back around across the LTL space. I think if you're looking to different modes, conceivably to parcel or to truckload, I mean that's going to be on the fringes. That could be going on. And I think on the truckload side, as people look at different consolidation opportunities, certainly that goes on. But I think as the market tightens up, I think you'll see freight return to the traditional modes. But I don't have a crystal ball or ability to say with 100% certainty. The factors you see that are probably not too dissimilar to what we see.

Matthew Batteh

Ravi, that highlights the importance of having a national network. I mean, history says that when the market tightens, and eventually it will bounce back, that shippers flow back to quality national providers. There's certainly instances where shippers are taking a chance and maybe trying a regional, or trying someone different in this environment, but having a national footprint matters and its ability to provide a solution to a customer throughout every geography. And that's an opportunity that we have now and that we'll continue to have when the market gets better.

Ravi Shanker

Understood. That's helpful. And maybe a follow-up on the weight spectrum. I think you've said in the past that a lot of the new facilities are opened in markets that are lighter weight freight, maybe more consumer exposed. We have seen some competitive dynamics there as well. I think UPS just launched a new product, and I think Amazon has entered the inbound LTL business at least. Can you just talk about what you're seeing there? And maybe like if the high end, there is potential of some freight bleeding from LTL to TL, at the low end is there some risk of freight bleeding from LTL to parcels?

Frederick Holzgrefe

Yes, I suppose those factors could happen. Just speaking from our own experience, what we're seeing is actually the new markets that we're opening, the ones we've opened in the last three years, we actually see higher weight per shipment, maybe more, I'd say, industrial sort of freight. So, we're pleased with that, and customers seem to appreciate it as well.

Ravi Shanker

Great. Thank you.

Operator

A question comes from Bruce Chan with Stifel. Please go ahead.

Matt Milask

Hey, good morning. This is Matt Milask on for Bruce. Just a follow-up here on CapEx. I know the change was primarily related to the real estate side. We were curious to what extent you might be able to perhaps scale it back even further should trends, I guess, deteriorate from here. Thanks.

Matthew Batteh

Well, the equipment portion, like I mentioned, is already mostly delivered and mostly in place. And we look at the real estate projects very critically and what's the market dynamics and how does that fit into our investment platform. The real estate market can change. We don't want to miss on an opportunity to move into a facility or get a property that really fits our network and fits our long-term strategy. So, we're going to be opportunistic around that. But we closely evaluate the projects. And to the extent that the environment deteriorates, we're going to have a pretty critical eye on this.

Matt Milask

Great. And then curious to see your view on the overall state of industry capacity across LTL and perhaps how much excess capacity you guys currently have in your network?

Frederick Holzgrefe

Yes. I think that if you look at trends across the group, I think there's capacity. We feel for us, because for a good part of our network, it's in sort of a start-up phase or near start-up phase, we have a lot of capacity. We're not interested in filling it this week or next. Those are long-term investments. So, for us we have some legacy facilities that have less capacity, largely because the company has grown quite a bit in the last number of years.

So, I think for us on average, we’ve probably got 25% to 30% capacity, and it depends on which markets, it could be higher or lower than that. But we think it's important to have capacity to make sure it's available for customers to utilize as their businesses grow. We are not, let me just stress, we are not in the business of trying to fill the capacity. We will over time, but for us, it's more about being disciplined and making sure we get a return on all that capacity.

I think across the network, or across the industry, if you watch how others are managing their business, I think they understand it's an inflationary business. So, they're continuing to try to provide a good, competitive product and focus on being disciplined around managing that business in an inflationary environment with a softer top line. So, I think you see that going on. I think there's a fair amount of capacity across the industry right now.

Matt Milask

Thanks for the time.

Operator

And your next question comes from Brian Ossenbeck with JPMorgan. Please go ahead.

Brian Ossenbeck

Hey, good morning, guys. Thanks for taking the question. Fritz, there's no shortage of uncertainty out there in the end markets and with some of your customers, but any call outs that you would provide in terms of, we've seen some negative headlines on machinery, agriculture, maybe some auto stuff, but anything that you're seeing in your network from those perspectives and also anything that's maybe a little bit more positive and durable than you would have thought?

Frederick Holzgrefe

I would say, Brian, across the board, I think that the message around maybe the caution, or let's take time here, let's consider what the macro is, I think what is interesting about this is it’s pretty consistent across all industries. I think you would naturally, as you watch what's going on with sort of import volumes and such, certainly anything that is coastal for us is probably a little bit softer than it has been. But I say that and then you look across other more heartland areas, it also seems in the legacy markets, you don't see a real strength there. And I think maybe that's people holding back on capital investments and that's having a trickle-down effect or impacting us in the LTL market more broadly. But I don't know that there is a specific industry call out that is either positive or negative in the customer sets that we serve.

Brian Ossenbeck

And just to follow up on the coastal commentary, obviously no shortage of headlines about volume falling off a cliff in the back half of this year, but is that something that you’ve got any visibility into at this point?

Frederick Holzgrefe

Not really, Brian. I think we're just watching the trends there. Some of our best-performing facilities are those legacy markets, and those are California and through Florida, those have been some pretty good operating areas for us, as well as Texas, Louisiana, all those places, which have some impacts there. And we don't have growth in those markets. I think you have to point to at least some of that.

Brian Ossenbeck

Right. Well, then just to touch on the start-up stuff a little bit. Matt, can you give us maybe a little bit of context in terms of how these will ramp up through the rest of the year? Obviously, breakeven right now, you called out depreciation is a big headwind. I'm assuming labor productivity is a bit challenging right now, but maybe if things stay where they are in April, do you have visibility to when these might turn profitable or maybe quantify sort of a headwind you expect is a little bit more temporary here, given that it seems to be a little bit muted?

Matthew Batteh

Sure. If you think about the difference in a new market, and we've talked about Garland before, and we wish they were all like that. You go into a market. You've already got several terminals in the market, good density. But a lot of these new facilities, they're brand building exercises. We're going in and talking to customers about Saia in those local markets. So, when we look at the 2024 openings, they've all been open less than a year. And even those ramping ones, '22 onward, we don't open facilities with the expectation that they're going to be at market share or company average operating ratio in the first year or two years, sometimes even longer than that.

So, each market is a little bit different, but I think very important is every conversation we have with customers is an opportunity for us to sell a nationwide network. And when you do that, you can handle more business for them, you can provide solutions for them. There are opportunities for us where even in a legacy market we have not been able to handle a customer's business because they ship to one location we handle and another that maybe we would have handed off in the past. Now that we have a national network, we get opportunity to [service] both the new market and the legacy market because the customer may have wanted to route that entire location.

So, both in the existing markets and the newer markets, you have opportunity to build density, over time you're going to be able to build enough schedule to run direct rather than having to run a break. So, all of that's just part of the natural opening and years subsequent to that of really improving operations. And that takes time. It's something that we're very focused on, but we don't expect that to happen in the first nine months and we work hard at it and our teams work hard at it, but it takes time.

Brian Ossenbeck

Okay, understood. Thanks guys.

Operator

And your next question comes from Brandon Oglenski with Barclays. Please go ahead.

Brandon Oglenski

Hey, good morning, and thanks for taking the question. I know it's been a long call, but first I guess, strategically, we're listening to you here, this has been a multiyear nationwide network investment for you guys and there’s going to be a multiyear process too to build it out. And when you talk about that excess capacity, I mean, there's always the balance between scope and scale on a network. So, if you're going to continue to serve those customers, I thought you brought up a great example, where in better times you'll be picking up three pallets, but now you're picking up one and you'll try to manage pickup and delivery labor hours against that. But at some point, network scope will dictate that you're going to serve that customer. So, do you look at that a little bit differently? If we're heading into a downturn commercially, do you manage a little bit more towards variable cost thinking if the capacity is going to be there, why not try to take some incremental revenue, or is that the wrong way to think here?

Frederick Holzgrefe

Listen, if there's an opportunity for us to drive some incremental revenue the right way, meaning that, hey, we're in a position that if we schedule our operation or our pickup and delivery that we can get that second or third pallet from a customer because we've got a national reach now or making sure that they understand that we have a national reach. I mean, think about, if you have a manufacturer somewhere and if our sales rep can go into that manufacturer and say, listen, hey, you know what, I know we're picking up one pallet of freight and it's going to Dallas right now because that's what we've been doing for a long time. But by the way, I've got 21 new facilities we've opened in the last year and you know what a great job we do for you in going to Dallas. Hey, how about I get the next two pallets, and we'll go to the other 21 facilities. And that's a sales opportunity for them, right? And that's the right way to grow the business.

And you might say, listen, you know what, there's an efficiency that comes along with that pickup I just described. Give us all three pallets. And we can provide that service for you. And in this sort of environment, that's what you have to be willing to do, is to go into the customer and make sure they understand what it is, what value we can provide to them. And I think our team, we're doing that, but it takes time too. And that customer is going to say, well, I'm not familiar with you in these new markets. Maybe it's one pallet at a time, all right, you did one, now you give me two. I'm going to need three. It’s a part of building scale and density into a network. And I think that's a bit of our opportunity. That remains, but in an environment right now where customers are being cautious. That's a tough sell, but that doesn't mean we give up on it.

Brandon Oglenski

I appreciate that. And then just thinking from a line-haul perspective, how do you optimize when you were thinking shipments were going to be up and now just not getting that growth?

Frederick Holzgrefe

Yes. So, the biggest thing that we're working on around line-haul is figuring out how do we—our load averages we're actually pretty pleased with. But as you build density, you want to be able to build more what we call directs. So rather than having a freight that moves through two or three break operations or hubs to get it, say, coast-to-coast or even across more regionally, if you can figure out ways to go drive a little bit of volume, get those customers, consolidate that freight and build a direct route from, say, Atlanta all the way to California without having to break the freight through Dallas or Phoenix, that's actually a way for you to build scale. You take out a handle out of that, meaning you don't have to touch that freight quite as often. That's a way to build efficiency.

So that's something that we're working on. And as we've scaled the network, there are more and more opportunities for us to do that, which we'll continue to do. And that's a core execution sort of program for us.

Brandon Oglenski

Thank you, Fritz.

Operator

And your next question comes from Richa Harnain with Deutsche Bank. Please go ahead.

Richa Harnain

Hey, thanks. Just wanted to follow up on a couple of points. So, on the share shift question, from a public LTL standpoint at least, you guys still have very attractive pricing, I would say, relative to competition. So, I guess I'm just surprised, I would think that as customers get maybe more price sensitive in an environment like this, you would have more opportunity to take share. So maybe you can just elaborate on why that's not happening or transpiring, especially now that you have a national network to market.

And number two, I think skeptics say Saia maybe just added too much capacity and mix is now really coming to bite. Just wonder how you would push back against that? And is it just cycle turn to get that mix headwind to abate or will it just happen naturally as you build density that you've talked about at this low point in the cycle? Thanks.

Frederick Holzgrefe

Yes, those are good questions. Although we were expecting more of an uptick into March, I think in total, you look at our performance for the first quarter and we reported growth. And I think others haven't reported that. So, I think we are taking some share there, but it's on the margin. At the end of the day, to be quite honest with you, we're really focused less maybe on market share and more on driving value. So, we think value comes from being able to provide that national footprint and provide consistent service across that. Now, we'll get our fair share as a result of that, and we'll also get our fair return out of that.

As we look at running this business over the long-term, we've long said this is all about an organic long-term investment to build a national network. And that's what we've done. We've got an asset now that is pretty significant that when the market does turn, and I think it will, I can't tell you when, but we'll be in a position to leverage a 213-facility network that we couldn't have, had we sat on the sidelines and sat on our hands, there wouldn't be that value that we could provide to the customer.

So, I think those are important investments to make. I think the opportunity for us to scale out of this on a recovery and maybe a macro or strengthening macro, I mean, I think there's a lot of value that we can provide to customers, and I think we can provide to shareholders. So, I think about these things on a long-term basis and less on what happened in March of 2025. I think about what the long-term value is.

Richa Harnain

All right. Thank you.

Operator

And your next question comes from Bascome Majors with Susquehanna. Please go ahead.

Bascome Majors

Thanks for taking my questions. You can't control what the market gives you. I guess you only have a little control of mix and some other factors that are impacting the business here. But I think you can manage expectations, and what's the right way to think about maybe the rest of the year starting from kind of the 89-ish OR that we're tracking at today? Typically, an LTL in a normal seasonal period would have some margin degradation in the third quarter and the fourth quarter and you framed what that looks like for you before. But how do we level set expectations to a place where maybe expect the worst and hope for better? I mean, can you help us with that framing even if it's not your base case expectation for how the year goes? Thank you.

Frederick Holzgrefe

Listen, I'm not in a position where I feel comfortable giving a sort of long-term view or three and fourth quarter view on this. What I'll tell you is that we're going to focus on maintaining very high levels of service, maintaining what we have right now on the sort of runway that we're on right now and making sure that we have the appropriate organization cost structure to match this and continue to drive what productivity we can in the business. And be in a position, most significantly, that when the recovery or strengthening macro happens, that we can take advantage of it. That's where the value is created. Value isn't going to be created about what happens next month or the month after that or, frankly, third quarter. In all likelihood it's going to be all about what we can do to scale out of this. And I think that we can't lose sight of that.

So, I think about that. And I don't know what the catalyst will be for the macro one way or the other. We just lived through the first quarter into April, and we know what that is. So, we're going to manage around that sort of level. And then if things get better from here, great. We'll be in a position to take advantage of it.

Bacome Majors

I appreciate that in the long-term focus. Just housekeeping, Matt, you had talked about last quarter about interest expense. Any way to frame maybe some of the fixed costs you have visibility into, where you're shaking out on interest for the year and maybe depreciation as well, so we can level set that piece. Thanks.

Matthew Batteh

Yes. And depreciation obviously up pretty substantially in Q1. I'd expect that sort of year-over-year run rate to continue. We got the equipment in-service earlier than what we typically would in years past. The $1 billion worth of investments is going to continue to flow through the P&L. So, I'd continue to run that out. And then on the interest line, we had talked about that we'd be into our credit facilities and we are. And I'd expect that to continue through the year and maybe it peaks in the Q2, Q3-ish timeframe and then starts to come back down. A lot of that really just depends on timing of real estate transactions and things like that. But those fixed items will stay relatively consistent in terms of the impact.

Bacome Majors

Thank you both.

Operator

And your next question comes from Ken Hoexter with Bank of America. Please go ahead.

Ken Hoexter

Hey, great. Good morning. I know you've run over pricing a lot, but stock is down, I guess, almost 30% right now, very un-Saia like at 91 OR. But I want to talk, maybe a bit more on pricing. You mentioned customers have choices, something we haven't heard from you before, versus kind of normal disciplined pricing when you talk about pricing. TFI noted that they're lowering GRIs to keep some customers. ArcBest is taking some transactional business. Help us understand if you've got 30% excess capacity in the industry, how are we not seeing the beginning of chasing on price, certainly, at the lower end? It seems that you've been asked about customers at the bottom and top-end moving to different modes. So how are we not seeing this being kind of an example of really pricing competition kicking in?

Matthew Batteh

Yes. And just to be very clear, when we say that customers have options, it doesn't necessarily mean that someone is coming in and using rate to grow the business or anything like that. It means that shippers in an environment like this are willing to try things that they may not have tried before. Maybe they're moving it and splitting it into a regional move and the cost structure and density of a regional carrier spits out a different price than what a national carrier can provide. So, it's not that someone is coming in necessarily and driving it with rates. It's just there's different cost structures out there, different densities, different plays like that. And in an environment where people have capacity and shippers are challenged, and they're trying to save money. They're just more willing to take that chance on something different. So that doesn't change the fundamentals of this business that is very inflationary. Capacity has come out of this industry continuously over the past number of years and that's not changing from that regard. And the national network to us is really an opportunity as we continue to build share with customers. And when the market turns, we're going to benefit even more from that.

So, you see it and you hear it from shippers and their supply chains. They're in an environment where they're pressed. They're willing to try something different. So that's our comment around that.

Ken Hoexter

Okay. And then, can you talk a bit about service levels? I don't think we've heard, I don't know, claims ratio on time performance. Have you given those numbers? And then I think just in response to the last answer, you cut CapEx, but you took out more debt, which happened actually after your massive CapEx program was done. So maybe what drove that? Is there something going on in a working cap or anything else we need to know about, Matt?

Matthew Batteh

From a claims ratio standpoint, claims ratio for the quarter 0.50%, which is an improvement. We've still got room to work on that, but 0.5% from a claims ratio standpoint. On a CapEx standpoint, I mean, keep in mind, that's timing. We had a lot of deliveries and in service of equipment in Q1. So, a big chunk of CapEx in Q1 that drove the need for the revolver.

Ken Hoexter

Okay. Thank you.

Operator

And your next question comes from Stephanie Moore with Jefferies. Please go ahead.

Stephanie Moore

Hi. Good morning. Maybe just to continue on the last question and conversation, so a high-level question here. Look, whether it's due to whatever reason, it's increased technology or better inventory management or ability to use a broker in multiple modes of transportation, is there a potential overarching industry dynamic that simply less volumes need to move via an LTL network, to the point where when this environment does eventually turn, is there a potential for less volumes to return to the LTL industry versus maybe prior recoveries? Thanks.

Frederick Holzgrefe

Stephanie, thanks for the question. I suppose there's some set of facts that you could see some of that. But I think that what you see, though potentially, I mean, if you consider that potentially reshoring, nearshoring in the LTL, or in the sort of broader industrial space, I think that plays well for LTL. I think the characteristics of freight may change over time, but the fundamentals of it still, where we fit in the supply chain, are pretty important, right?

So, the characteristics of freight that goes into a home improvement store, a coffee shop, a residential delivery, to a manufacturer, those characteristics over time may change, but the fundamentals might say that each one of those destinations, they don't require a truckload of anything, right. They require pallets of whatever it might be. It may be lower weight. It may have a different profile. But that's the unique part about LTL, right, we're servicing all those customers with the same assets, and I think that that's an important characteristic of it. And I think the other thing about it is that those underlying assets and the people who do it, that's inflationary. So, I think that that's not something that's easily replaced by other things. What our business and the freight we handle, the characteristics of it certainly may change over time. But I do think the industry broadly and Saia, in particular, I think we have a unique place in the supply chain that I think that it has a sort of a permanent place. It just may look different over time, much like it looked different 20 years ago.

Stephanie Moore

Great. I appreciate the time.

Frederick Holzgrefe

Thank you.

Operator

Our next question comes from Christopher Kuhn with Benchmark. Please go ahead.

Christopher Kuhn

Yes, hey, Fritz. Hey, Matt. Thanks for taking my question. Fritz, how are you feeling about the long-term profitability of some of these new facilities? Is there something structural we should think about in terms of the long-term OR of some of the new facilities? I know each one is different, but some of them smaller and just aren't going to get to the OR level that some of the legacy ones are, or maybe just help me out with that long-term OR that we should be thinking about.

Frederick Holzgrefe

Yes, Chris, that's a great question because I think it speaks to the long-term potential of Saia. And the last couple of years, we've spent a lot of time talking about how important and what the opportunities for the organic sort of growth story of our company. And I haven't seen anything that would tell me that the organic growth story has changed. It maybe has slowed because of what we just saw in the quarter, but I still very, very adamantly believe the potential is still there. It's delayed unfortunately, by what we've seen.

The facilities that we've opened, I haven't seen anything that would suggest that they're not contributors to our drive to get the business into the 70s OR. I still see that. The potential absolutely is there. Yes, some of those facilities, and we know this, and we've long known this, some of those facilities are not going to get to the company average OR. That's okay because what it's going to do is it can facilitate some of our leading facilities getting well below the company average OR. And that's important. In a network business, the value of the network is every single point in that network. And I haven't seen anything in this quarter or any recent time that would suggest that our ability to get there in time has been impacted. It's just been drawn out a bit.

Christopher Kuhn

Okay. Helpful. And then, Matt, just shorter term. I know salaries and wages will be a headwind year-on-year. How should we think about headcount as we go forward here, just given the hiring you've already done and the facilities you've already opened and the fact that there are not going to be that many open this year?

Matthew Batteh

Yes. I mean, we'd expect it to trend down from here. Again, keep in mind, the first quarter we're still up in volume. But with the trends we're seeing right now, I wouldn't expect that moving forward, unless something changes. So, we evaluate that closely and we'll be looking at that as we continue to move forward. But I would expect it to trend down from here.

Christopher Kuhn

So just to clarify some of these new facilities then, if the volume went up, you would still need to add employees? You’re not fully staffed?

Frederick Holzgrefe

No, absolutely not. But if we have to add people in Butte, Montana, that means we probably are humming in Dallas, and you want us to do that.

Christopher Kuhn

Got it. Thank you, guys. Appreciate it.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Fritz Holzgrefe for any closing remarks.

Frederick Holzgrefe

Thank you, operator, and thanks to all that have called in. Q1 marked a challenging quarter for Saia, but we remain very, very committed to the long-term value proposition that Saia can provide to our customers and to our shareholders. And I would consider Q1 perhaps as a speed bump or a delay, but ultimately, long-term, the value of the businesses remains to be significant, and I think we look forward to talking about the success in quarters and years to come. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.